EXHIBIT 2.7

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

UIL HOLDINGS CORPORATION,

XCELECOM, INC.,

ALLAN BRITE-WAY ELECTRICAL
CONTRACTORS, INC., as a wholly owned subsidiary of SAIDS LLC

and

SAIDS LLC

December 29, 2006

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	PURCHASE AND SALE OF THE COMPANY SHARES	6

	(A) Basic Transaction	6
	(B) Purchase Price	6
	(C) The Closing	6
	(D) Deliveries at the Closing	6

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER
	ENTITIES AND THE BUYER	6

	(A) Representations and Warranties of the Seller Entities	6
	(B) Representations and warranties of the Buyer	7

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	9

	(A) Organization of the Company	9
	(B) Capitalization	10
	(C) Noncontravention	10
	(D) Broker’s Fees	10
	(E) Title to Assets	10
	(F) Financial Statements	10
	(G) Undisclosed Liabilities	11
	(H) Events Subsequent to Most Recent Fiscal Month End	11
	(I) Legal Compliance	12
	(J) Tax Matters	12
	(K) Real Property	13
	(L) Intellectual Property	14
	(M) Contracts	15

	(N) Guaranties	16
	(O) Tangible Assets	16
	(P) Litigation	16
	(Q) Employees	16
	(R) Employee Benefits	17
	(S) Environmental, Health and Safety Matters	18
	(T) Notes and Accounts Receivable	19
	(U) Powers of Attorney	19
	(V) Insurance	19
	(W) Minute Books	19
	(X) Disclosure	19
	(Y) Disclaimer of Other Representations and Warranties	19

5.	POST-CLOSING CONVENTS	19

	(A) General	19
	(B) Litigation Support	20
	(C) Transition	20
	(D) Collective Bargaining Agreements and Related Obligations	20
	(E) Employee Benefits Plan	20
	(F) Confidentiality	21
	(G) Access to Information	21
	(H) Nonassignable Contracts and Permits	22
	(I) Surety Bonds	22
	(J) Shared Claims	22
	(K) Project Savings	23
	(L) Gains Sharing	23
	(M) Accounts Receivables and Retention Balances	23

	(N) Reporting; Meetings; Full Access	24
	(O) Inventory	25
	(P) Real Property Leases	25
	(Q) MLK Project	25
	(R) Sellers Project	26
	(S) Buyer Performance	26
	(T) Audit Programs	26

6.	CONDITIONS TO OBLIGATION TO CLOSE	27

	(A) Conditions to Obligation of the Buyer	27
	(B) Conditions to Obligation of the Seller	28

7.	REMEDIES FOR BREACHES OF THIS AGREEMENT	29

	(A) Survival	29
	(B) Indemnification Provisions for Benefits of the Buyer	29
	(C) Indemnification Provisions for Benefits of the Seller Entities and Their Affiliates	29
	(D) Limitations	30
	(E) Losses Net of Insurance, Etc.	30
	(F) Termination of Indemnification	30
	(G) Procedures Relating to Indemnification	31
	(H) Exclusive Remedy	31
	(I) Collateral Sources	32
	(J) Mitigation	32

8.	TAX MATTERS	32

	(A) Consolidated Return	32
	(B) Tax Periods Ending on or Before the Closing Date	32
	(C) Tax Periods Beginning Before and Ending After the Closing Date	33
	(D) Refund and Tax Benefits	33

	(E) Cooperation on Tax Matters	34
	(F) Tax Sharing Agreements	34
	(G) Transfer Taxes	34
	(H) Representation	34
	(I) Confidentiality	35

9.	MISCELLANEOUS	35

	(A) Press Releases and Public Announcements	35
	(B) No Third-Party Beneficiaries	35
	(C) Entire Agreement	35
	(D) Succession and Assignment	36
	(E) Counterparts; Facsimile	36
	(F) Headings	36
	(G) Notices	36
	(H) Governing Law	37
	(I) Venue	37
	(J) Waiver of Jury Trial	37
	(K) Amendments and Waivers	37
	(L) Severability	37
	(M) Expenses	37
	(N) Construction	37
	(O) Incorporation of Exhibits and Schedules	38

v

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, entered as of December 29, 2006, by and among SAIDS LLC, a New Jersey limited liability company, or its permitted assignee (the “Buyer”), UIL Holdings Corporation, a Connecticut corporation (the “Parent”) and Xcelecom, Inc., a Connecticut corporation (the “Seller” and together with the Parent, the “Seller Entities”). Allan/Brite-Way Electrical Contractors, Inc., as a wholly owned subsidiary of the Buyer, shall be a party to this Agreement for purposes of Sections 5 and 7 and unless otherwise indicated, references to the Company in such provisions shall be deemed to be references to Allan/Brite-Way Electrical Contractors, Inc., as a wholly owned subsidiary of the Buyer. The Buyer, the Company and the Seller Entities are referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of ABW (as defined below) (the “Company”), in return for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.  DEFINITIONS.

“ABW” means Allan Briteway Electrical Contractors, Inc., a New Jersey corporation.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Agreement” means this Securities Purchase Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Annual Financial Statements” has the meaning set forth in Section 4(f) below.

“Approved Budget” has the meaning set forth in Section 5(k) below.

“Bank Guarantee” means the guarantee of the Company under the Credit Facility.

“Benefit Plans” has the meaning set forth in Section 5(e)(i) below.

“Bonds” has the meaning set forth in Section 5(i) below.

“Buyer” has the meaning set forth in the preface above.

“Buyer Projects” means the projects and jobs that are (a) in-process as of the date of this Agreement which represent a portion of the backlog of the Company's work as of the Closing Date and are listed in Section 1(a) of the Disclosure Schedule, or (b) contracted for, and commenced, by ABW after the Closing Date, including any project or job resulting from a change order to a Seller Project that is not a Required Change Order.

“Buyer Welfare Plans” means any welfare plan as defined in ERISA Section 3(1) which the Buyer maintains or to which the Buyer contributes on or after the Closing.

“Checking Account” means the interest bearing bank account established by Buyer that will be used by the Company as the direct financial source to cover Reimbursable Expenses.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 7(e) below.

“Collective Bargaining Agreement(s)” has the meaning set forth in Section 4(m)(vii) below.

“Company” has the meaning set forth in the preface above.

“Company Balance Sheet” means a periodic balance sheet produced by the Seller in respect of the Company in accordance with past procedures and practices.

“Company Share” means any share of the common stock, no par value, of ABW.

“Confidential Information” means any written, oral or visual information in any medium concerning the businesses and affairs of the Company or any Party that is not already generally available to the public or, under the circumstances, should reasonably be considered confidential or proprietary.

“Confidentiality Agreement” means that certain confidentiality agreement by and between ABW and Petrocelli Electric Company, dated as of September 8, 2006.

“Construction Management Agreement” means that certain Construction Management Agreement by and between Petrocelli, LLC and the Company dated as of October 12, 2006.

“Credit Facility” means that Amended and Restated Credit Agreement, dated as of October 25, 2002, as amended to date, among Bank of America, N.A., successor by merger to Fleet National Bank (“Bank of America”) and the other lending institutions named therein, the Seller and Bank of America, as agent for itself and such other lending institutions.

“Disclosure Schedule” means the disclosure schedules provided by the Seller Entities and attached hereto as Annex A, as the same may be amended in accordance with the terms hereof.

“Employee” has the meaning set forth in Section 4(r) below.

“Employee Benefit Plan” has the meaning set forth in Section 4(r)(i) below.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in Section 4(f) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hazardous Substances” shall have the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”), 42 U.S.C. Section 9601(14).

“Imprest Account” means the interest bearing bank account established by the Company pursuant to the terms of this Agreement whereby the Parties shall deposit funds to be held in trust and transferred to the Checking Account.

“Income Tax” means any federal, state, local, or foreign income or franchise tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” has the meaning set forth in Section 7(g) below.

“Indemnifying Party” has the meaning set forth in Section 7(g) below.

“Independent Accountant” means a recognized accounting firm jointly selected by Buyer and Seller; provided, that if Buyer and Seller cannot agree on an accounting firm, Buyer and Seller shall each select a nationally recognized accounting firm and such accounting firms will jointly select an accounting firm.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all Internet domain names and universal resource locators (“URLs”), (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation), and (h) all copies and tangible embodiments of each of the foregoing, in whatever form or medium.

“Inventory” means the inventory of electrical supplies listed in Section 1(b) of the Disclosure Schedule that is purchased by the Buyer on the Closing Date pursuant to the terms of this Agreement.

“Knowledge,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. With respect to a Person, other than an individual, "Knowledge," or phrases of similar import, means a Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving as an executive officer of that Person (or in any similar capacity) is actually aware of that fact or other matter, provided that the Parent shall only be deemed to have knowledge of a fact or other matter if the chief executive officer or chief financial officer of the Parent is actually aware of such fact or other matter.

“Material Adverse Effect” means any change, event, fact, occurrence or effect (direct or indirect) which might reasonably be expected to have a material adverse effect on the assets, financial condition or results of operation of the Company, other than any change, fact, circumstance or event (i) generally affecting the industry in which the Company conducts its business, or resulting from general economic or market conditions or changes in accounting principles, laws, regulations, or regulatory policies of general applicability (or interpretations thereof), (ii) resulting from actions or omissions of a Person taken with the prior written consent of the Parties in contemplation of the transactions contemplated hereby, or (iii) resulting from the announcement or execution of this Agreement or the transactions contemplated herein.

“Most Recent Financial Statements” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(f) below.

“Non-Union Transferred Employees” has the meaning set forth in Section 5(e)(i) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Overlap Period” has the meaning set forth in Section 8(c) below.

“Parent” has the meaning set forth in the preface above.

“Party” or “Parties” has the meaning set forth in the preface above.

“Person” means an individual, a governmental entity (or any department, agency, or political subdivision thereof), or a partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or similar entity.

“Project Savings” has the meaning set forth in Section 5(k) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Representatives” of any Person means the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of such Person.

“Required Change Order” means, with respect to a Seller Project, a directed change order required by the owner or general contractor for such Seller Project whereby such project cannot be completed unless such change order is accepted and performed.

“Requisite Consents” has the meaning set forth in Section 6(a)(v) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Guarantor Security Agreement, dated as of June 30, 2005, by ABW in favor of the Agent (as defined in the Credit Facility).

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller 401(k) Plan” has the meaning set forth in Section 5(e) below.

“Seller Entities” has the meaning set forth in the preface above.

“Seller Projects” means the projects and jobs that are in-process as of the date of this Agreement which represent a portion of the backlog of the Company's work as of the Closing Date and are listed in Section 1(c) of the Disclosure Schedule.

“Shared Claims” means the project construction claims, actions, suits, proceedings, charges or complaints initiated by the Company against general contractors, construction managers, owners and other Third Parties that are (a) listed in Section 1(d) of the Disclosure Schedule, and (b) initiated after the Closing on behalf of the Company with respect to Seller Projects in accordance with Section 5(j) hereof.

“Shared Claims Recovery Amount” means the aggregate amount actually paid by any Third Party to the Seller or ABW in satisfaction of a Shared Claim minus the aggregate expenses incurred by the Company prior to the Closing and by the Seller after the Closing, as the case may be, in connection with such Shared Claim.

“Subsidiary” means any corporation (or other entity) with respect to which a specified Person or a Subsidiary thereof owns a majority of the common stock (or analogous equity interest, as applicable) or has the power to vote or direct the voting of sufficient securities to elect a majority of members of the board of directors (or analogous governing body, as applicable).

“Tax Returns” means federal, state, foreign and local Tax reports, returns, information returns and other documents.

“Taxes” or “Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, registration, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Taxing Authorities” means the Internal Revenue Service and any other federal, state or local authority which has the right to impose Taxes on the Company or a Seller Entity.

“Third Party” means a Person other than Buyer, Parent, Seller, ABW and any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 7(g) below.

“Transferred Employees” has the meaning set forth in Section 5(e)(i) below.

“Union Benefit Plan(s)” has the meaning set forth in Section 4(r)(i) below.

“Union Transferred Employees” has the meaning set forth in Section 5(e)(i) below.

2.  PURCHASE AND SALE OF THE COMPANY SHARES.

(a)  Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Company Shares for the consideration specified below in this Section 2.

(b)  Purchase Price. At the Closing, the Buyer shall pay to the Seller immediately available funds in the amount of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000), by certified check or wire transfer to the Seller's designated account(s) (the “Purchase Price”). The Purchase Price shall be payable as provided in this Section 2.

(c)  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of ABW in Whippany, NJ, or the offices of Goetz Fitzpatrick, One Penn Plaza - Suite 4401, New York, NY. The effective date of the Closing shall be 11:59 P.M. local time on December 31, 2006 (the “Closing Date”).

(d)  Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of its Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Purchase Price.

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER ENTITIES AND THE BUYER.

(a)  Representations and Warranties of the Seller Entities. Each of the Seller Entities, jointly and severally, represents and warrants to the Buyer that except as set forth in the Disclosure Schedule, the statements contained in this Section 3(a) are correct and complete as of the date hereof.

(i) Organization. Each of the Seller Entities is duly incorporated and validly existing under the laws of the State of Connecticut.

(ii) Authorization of Transaction. Each of the Seller Entities has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by all required corporate proceedings of each of the Seller Entities and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of each of the Seller Entities, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(iii) Government Authorizations. Except as set forth in Section 3(a)(iii) of the Disclosure Schedule, neither Seller Entity is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which a Seller Entity is subject or any provision of the charter or bylaws of a Seller Entity or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement set forth in Section 4(m) of the Disclosure Schedule, excluding from the foregoing such requirements, conflicts, defaults, rights or violations (1) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and would not adversely affect, in any material respect, the ability of the Seller Entities to consummate the transactions contemplated by this Agreement or (2) that become applicable as a result of the business or activities in which the Buyer engages or proposes to be engaged, or as a result of any acts or omissions by, or the legal status of or any facts pertaining to, the Buyer.

(v) Brokers' Fees. Neither Seller Entity has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(vi) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth in Section 4(b) below, consisting of all of the issued and outstanding shares of ABW, free and clear of any restrictions on transfer (other than any restrictions imposed by the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, or commitments. Neither Seller Entity is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither Seller Entity is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, and there are no shares, options, warrants, purchase rights or rights of legal or beneficial ownership of Company Shares in any other Person which are not being transferred by the Seller Entities pursuant to this Agreement.

(vii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Seller Entities, threatened against or affecting the Seller Entities before any court or arbitrator or any governmental body, agency or official which challenges or seeks to prevent, enjoin, alter or delay, in any material respect, the consummation of the transactions contemplated by this Agreement.

(b)  Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller Entities that the statements contained in this Section 3(b) are correct and complete as of the date hereof.

(i) Organization of the Buyer. The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby, have been duly authorized by all required corporate proceedings of the Buyer and its Affiliates, and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(iii)  Government Authorizations. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for requirements, conflicts, defaults, rights or violations that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder.

(v) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(vi) Investment. The Buyer is purchasing the Company Shares for its own account and is not acquiring the Company Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. The Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Company Shares. None of the Buyer or its Affiliates has entered into any contract, undertaking, agreement or arrangement with any Person for resale of any of the Company Shares. The Buyer acknowledges that the offering of the Company Shares pursuant to this Agreement has not been and will not be registered under the Securities Act or any state securities or blue sky laws on the grounds that the offering and sale of the Company Shares contemplated by this Agreement is exempt from registration pursuant to exemptions available under such laws, and that the Seller's reliance upon such exemptions is predicated in part upon the Buyer's representations set forth in this Agreement. The Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has the knowledge and experience necessary to evaluate the merits and risks of an investment in the Company Shares and the consummation of the transactions contemplated hereby.

(vii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Buyer, threatened against or affecting the Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

(viii) Disclaimers. The Buyer acknowledges that other than as set forth in Section 4 of this Agreement, neither the Parent, the Seller nor any of their respective shareholders or Affiliates, or the Representatives thereof, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its shareholders or Affiliates, or the Representatives thereof.

(ix) Legal Compliance. The Buyer is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the ability of the Buyer to perform its obligations under this Agreement. The Buyer holds and is in compliance with all permits, licenses, approvals, and authorizations of governmental authorities, required for the conduct of its business as currently conducted, except to the extent that any failure to so hold or comply would not reasonably be expected to have a material adverse effect upon the Buyer following the Closing. There are no required permits, licenses, approvals or authorizations of governmental authorities required to consummate the transactions contemplated hereunder.

(xi) Adequate Funds. The Buyer currently has and will at the Closing have sufficient cash and cash equivalents and will have at the Closing sufficient immediately available funds, in cash, to pay the Purchase Price, to provide the Company with sufficient working capital and to pay any other amounts payable by the Buyer pursuant to this Agreement and to effect the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

The Parent and the Seller represent and warrant to the Buyer that except as set forth in the Disclosure Schedule, each of the statements contained in this Section 4 are correct and complete as of the date of this Agreement. The exceptions, modifications and disclosures made in any Section of the Disclosure Schedule are made for all purposes of this Agreement notwithstanding the fact that no express cross-reference is made provided that the applicability of any disclosure to another section of the Disclosure Schedule is reasonably apparent.

(a)  Organization of the Company. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it, except where any such failure to be so organized or formed and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect.  The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

(b)  Capitalization.

(i) Company. The authorized capital stock of the Company and the number of Company Shares issued and outstanding are as set forth in Section 4(b) of the Disclosure Schedule. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of the Company.

(ii)  Subsidiaries.  The Company does not have any Subsidiaries and the Company does not otherwise own or control, directly or indirectly, any equity or similar interest or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Person. The Company is not party to any contract or agreement to acquire or purchase any other corporation or entity.

(c)  Noncontravention. Except as set forth in Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, or result in the acceleration of any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, or acceleration would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4(c) of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)  Brokers' Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)  Title to Assets. Except as set forth in Section 4(e) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements and except as provided in the Security Agreement.

(f)  Financial Statements. Copies of the following financial statements are attached to Section 4(f) of the Disclosure Schedule: (i) the unaudited balance sheet and statements of income, shareholder equity, and cash flows as of and for the for the fiscal year ended December 31, 2005 for the Company (the “Annual Financial Statements”); and (ii) an unaudited balance sheet and statements of income, shareholder equity and cash flows, as of and for the nine months ended September 30, 2006 for the Company (the “Most Recent Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). September 30, 2006 is sometimes referred to herein as the “Most Recent Fiscal Month End.” The Financial

Statements (including the notes thereto) have been prepared in accordance with GAAP on a consistent basis through the periods presented in the
Financial Statements and present fairly, in all material respects, the financial condition of the Company (as applicable) as of such dates and the results of operations of the Company (as applicable) for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments which are not reasonably expected to be material in the aggregate and lack footnotes and other presentation items. The
Financial Statements contain all labor and material and equipment costs of the Company with respect to Seller Projects which have been incurred but not paid on or prior to the Closing Date.

(g)  Undisclosed Liabilities. Except (i) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statements, (ii) as otherwise disclosed herein or in Section 4(g) of the Disclosure Schedules, and (iii) as and to the extent disclosed or reserved against in the balance sheet of the Company for the Most Recent Fiscal Month End, since the Most Recent Fiscal Month End, the Company has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would, individually or in the aggregate, be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP.

(h)  Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any event or occurrence that has had, or is reasonably likely to have, a Material Adverse Effect and the Company has not:

(i) become legally obligated to sell, assign or otherwise transfer any of its material assets or properties, other than in the Ordinary Course of Business;

(ii) made any acquisition of all of the capital stock (whether by merger or otherwise) or all or substantially all of the assets of any Person;

(iii) subjected any material asset to a Security Interest;

(iv) amended or authorized any amendment to its charter or bylaws;

(v) incurred any indebtedness for borrowed money from a non-affiliated Person or incurred any liability (contingent or otherwise) in excess of $10,000, other than trade payables incurred in the Ordinary Course of Business;

(vi) declared or made any payment or distribution to the Seller, other than in connection with the Seller advancing funds to, and sweeping cash of, the Company pursuant to the Seller’s cash management system with Bank of America in the Ordinary Course of Business;

(vii) issued, sold, pledged, disposed of, or encumbered any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of the Company;

(viii) made any change to its accounting policies, principles or practices other than as required by law or changes in GAAP;

(ix) made any loans to any Persons other than advances for business expenses in the Ordinary Course of Business;

(x) entered into, adopted, amended or terminated any bonus, profit sharing, compensation or stock option/ownership plan, severance or other Employee Benefit Plan or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, other than as required under any employment agreement listed in Section 4(m) of the Disclosure Schedule;

(xi) waived any right in any contract listed in Section 4(m) of the Disclosure Schedule, the waiver of which would reasonably be expected to materially detract from the value of such contract to the Company;

(xii) become obligated to take any of the actions specified in subparagraphs (i) through (xi) above; or

(xiii) incurred any account payable which is not listed in the Disclosure Schedule.

(i)  Legal Compliance. The Company is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof). Except as set forth in Section 4(i) of the Disclosure Schedule, the Company holds and is in compliance in all material respects with all permits, licenses, approvals, and authorizations of governmental authorities required for the conduct of its business as currently conducted.

(j)  Tax Matters.

(i) Except as set forth in Section 4(j)(i) of the Disclosure Schedule, all federal Income Tax Returns required to be filed in respect of the Company’s Affiliated Group prior to the Closing Date have been filed and all Income Taxes shown thereon have been paid. All such Income Tax Returns were correct and complete in all material respects. All material Income Taxes owed by a Seller Entity or the Company (whether or not shown on any Tax Return) have been paid. Except as described above in this subparagraph (i), neither the Parent, the Seller nor the Company is currently the beneficiary of any extension of time within which to file any Income Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) The Company has filed all state and local Income Tax Returns that it was required to file prior to the date hereof, and has paid or has identified and reserved on the Most Recent Financial Statements adequate funds for the payment of all Income Taxes shown thereon as owing.

(iii) The Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv) The Company has withheld and paid all Taxes required to have been withheld and paid by it, except payroll taxes which are not due as of the Closing Date and which have been accurately reflected as liabilities on the Most Recent Financial Statements.

(v) There is no dispute or claim concerning any material liability in respect of any Tax of a Seller Entity or the Company either (A) claimed or raised by any authority in writing or (B) as to which the Seller Entities have Knowledge.

(vi) Neither the Parent, the Seller nor the Company has filed a consent under Code § 341(f) concerning collapsible corporations. Neither the Parent, the Seller nor the Company has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). To the Knowledge of the Seller Entities, the Seller Entities and the Company have disclosed on their respective federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code § 6662. Neither the Parent, the Seller nor the Company is a party to any Tax allocation or sharing agreement which will not be terminated on or before the Closing Date.

(vii) The unpaid Taxes of the Company did not, as of the Most Recent Fiscal Month End, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto).

(k)  Real Property.

(i) The Company does not own any real property (the “Real Property”).

(ii) Section 4(k)(ii) of the Disclosure Schedule lists and briefly describes all parcels of Real Property leased or subleased to the Company by any other Person. The Seller Entities have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule and:

(A) each such lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B)  the consummation of the transactions contemplated hereby is not an event of default under any such lease or sublease;

(C)  the Company is not, and to the Knowledge of the Seller Entities, no other party to any such lease or sublease is, in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)  the Company has not, and to the Knowledge of the Seller Entities, no other party to any such lease or sublease, has repudiated any provision thereof;

(E)  there are no oral agreements or forbearance programs in effect as to any such lease or sublease; and

(F) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(l)  Intellectual Property.

(i)  The Company has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither Seller Entity has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller Entities, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Company in any material respect.

(ii) Section 4(l)(ii) of the Disclosure Schedule identifies each patent and trademark registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent or trademark application which the Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Section 4(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(ii) of the Disclosure Schedule:

 (A) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

 (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                   (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller Entities, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(iii) Section 4(l)(iii) of the Disclosure Schedule lists and briefly describes all licenses, sublicenses, agreements, and permissions (as amended to date), with respect to each material item of Intellectual Property that any third party owns and that the Company presently uses pursuant to license, sublicense, agreement, or permission, except for “Shrink-wraps” and similar widely available binary code and commercial end-user licenses. The Company is in material compliance with the terms of such Shrink-wrap licenses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the Company is not, and to the Knowledge of the Seller Entities, no other party to the license, sublicense, agreement, or permission is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(C) the Company has not, and to the Knowledge of the Seller Entities, no other party to the license, sublicense, agreement, or permission has repudiated any material provision thereof.

(iv) All Intellectual Property created at the Company or any predecessor in interest, or by any employee or consultant working for the Company, has been assigned to the Company and such assignor is contractually obligated to assist the Company in registering any such Intellectual Property rights.

(m)  Contracts. With respect to each of the contracts listed in Section 4(m) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect as to the Company; (B) neither the Company nor, to the Knowledge of the Seller Entities, any other party is in material breach or default, and to the Knowledge of the Seller Entities, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of the Seller Entities, no party has repudiated any material provision of the agreement. Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements in effect on the date hereof to which the Company is a party:

(i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

(iii) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible, other than the Bank Guarantee and the Security Agreement, which will be released at Closing;

(iv) any written agreement concerning confidentiality or noncompetition;

(v) any agreement with a Seller Entity or another Affiliate of the Company;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii) any collective bargaining agreement (each a “Collective Bargaining Agreement” and collectively the “Collective Bargaining Agreements”);

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

(ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; or

(xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 in the aggregate.

(n)  Guaranties. The Company is a guarantor under the Credit Facility, the lien of which will be released at the Closing. Except as set forth in the immediately preceding sentence, the Company is not a guarantor of any liability or obligation (including indebtedness) of any other Person.

(o)  Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of its business as presently conducted.

(p)  Litigation. Section 4(p) of the Disclosure Schedule sets forth each instance in which the Company is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Except as set forth in Section 4(p) of the Disclosure Schedule, there are no actions or suits, or any administrative, arbitration or other proceedings pending, or, to the Knowledge of the Seller Entities, threatened, against the Company, or any of its properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party.

(q)  Employees.

(i) Except as provided in Section 4(q)(i) of the Disclosure Schedule, there is no charge, action, complaint, or proceeding pending, or to the Knowledge of the Seller Entities, threatened, against the Company relating to the alleged violation of any applicable state or federal labor or employment law or regulation, including any charge or complaint filed by any employee or labor organization with the National Labor Relations Board, the Equal Employment Opportunities Commission, or any other governmental agency.

(ii) There is no pending strike, slow-down, picketing, or work stoppage by employees of the Company, nor is there any pending lockout by the Company of any its employees.

(iii) There is no pending organizing activity or petition for certification by or on behalf of any labor organization with respect to employees of the Company. To the Knowledge of the Seller Entities, the Company is not in material violation of any union contract or project labor agreement to which it is a signatory or party.

(r)  Employee Benefits.

(i) Attached hereto in Section 4(r) of the Disclosure Schedule is a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, each bonus, incentive, profit sharing, deferred compensation, excess benefit, supplemental retirement, change-in-control, employment contract, stock purchase, stock ownership, stock option, stock appreciation, supplemental unemployment, vacation, sick-day, severance and other material employee benefit or fringe benefit plan, program or arrangement that provides benefits or compensation in respect of any employee or former employee of the Company or the beneficiaries or the dependents of any such employee or former employee (hereinafter individually, an “Employee” and collectively, the “Employees”) or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Company, (collectively, the “Employee Benefit Plans”). Also attached hereto in Section 4(r) of the Disclosure Schedule is a true and complete list of each employee benefit plan, as defined in Section 3(3) of ERISA, to which the Company is obligated to contribute pursuant to a Collective Bargaining Agreement (each a “Union Benefit Plan”, and collectively the “Union Benefit Plans”).

(ii) A copy of each Employee Benefit Plan and Union Benefit Plan listed in Section 4(r) of the Disclosure Schedule, the summary plan descriptions and in the case of an unwritten Employee Benefit Plan, a written description thereof, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan has been furnished or made available to the Buyer.

(iii) Each single employer Employee Benefit Plan that is intended to be a tax-qualified deferred compensation plan under Section 401(a) of the Code has either received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of said Code Section and that its related trust is exempt from taxation under Section 501(a) of the Code, or is an adopter of a “prototype plan” and an opinion letter has been issued to the prototype sponsor of the plan on which the Company is entitled to rely.

(iv) Each of the single employer Employee Benefit Plans listed in Schedule 4(r) of the Disclosure Schedule (A) complies in all material respects with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and (B) has at all times been maintained and operated in compliance in all material respects with its terms and the requirements of all applicable laws, including without limitation ERISA and the Code. The Company is not obligated to create, modify or terminate any Employee Benefit Plan listed in Section 4(r) of the Disclosure Schedule, and no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan listed in Section 4(r) of the Disclosure Schedule, other than any plan that is a multiemployer pension plan .

(v) Neither Seller Entity nor the Company, has incurred any liability to the Pension Benefit Guaranty Corporation (other than contributions to the plan and premiums to the Pension Benefit Guaranty Corporation, which in either event are not in default) or any withdrawal liability within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or Union Benefit Plan.

(vi) Except as set forth on Section 4(r) of the Disclosure Schedule, the Company has made all required contributions on a timely basis as of the Closing, or properly accrued such amounts on the financial statements of the Company for the year in which the Closing occurs.

(vi) The consummation of the transaction in accordance with its terms will not result in a withdrawal or partial withdrawal.

(vii) The Company represents and warrants that it has not, and does not provide for any post-employment medical benefits to the extent any former employee or former owner (including retirees and semi-retired employees or their dependents have participated in Company Employee Welfare Plans, except as specifically required under Section 4980B of the Code with respect to continuation of coverage.

(viii) No such single employer Company Employee Benefit Plan has incurred any accumulated funding deficiency (within the meaning of ERISA or the Code).

(ix) There has been no complete or partial termination of any Company Employee Benefit Plan.

(x) Except as set forth in Section 4(r)(x) of the Disclosure Schedule, none of the Company Employee Benefit Plans provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby.

(xi) No suit, action, claim, proceeding, investigation or arbitration has been made or instituted or, to the Knowledge of the Sellers, threatened, with respect to any Company Employee Benefit Plan or any assets thereof; except for routine claims for benefits made in accordance with the terms thereof.

(s)  Environmental, Health, and Safety Matters.

(i) Except as disclosed in Section 4(s) of the Disclosure Schedule, the Company has complied in all material respects with all Environmental, Health, and Safety Requirements.

(ii) To the Knowledge of the Seller Entities, none of the following exists at any property or facility operated by the Company: (A) underground storage tanks, (B) friable asbestos or friable-asbestos-containing material, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

(iii) To the Knowledge of the Seller Entities, the Company has not treated, stored, disposed of, transported, handled, or released any substance the treatment, storage, disposal, transport, handling or release of which is governed or otherwise regulated by any Environmental, Safety or Health Requirement, including without limitation any Hazardous Substance.

(iv) To the Knowledge of the Seller Entities, the Company does not own any property or facility contaminated by any substance referred to in Paragraph 4(s)(iii) above, such as to give rise to Adverse Consequences, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or any other Environmental, Health, and Safety Requirements.

(t)  Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records. All accounts receivable reflected on the balance sheet at the Most Recent Fiscal Month End or on such books have been generated in the Ordinary Course of Business and reflect bona fide obligations for the payment of goods or services provided by the Company.

(u)  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

(v)  Insurance. The Company has been covered during the past six (6) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Seller has delivered or made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of such policies. Section 4(v) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

(w)  Minute Books. The minute books of the Company, which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Buyer.

(x)  Disclosure. The representation and warranties of the Seller Entities contained in this Agreement including the Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary in order to make the statements and information contained herein, in light of the circumstances in which they were made, not misleading.

(y)  Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3(a) and this Section 4, neither the Seller Entities nor any of their respective Affiliates or Representatives make any representation or warranty, express or implied, at law or in equity, with respect to any of its or their respective assets, liabilities or operations or the Company, including, without limitation, representations and warranties of merchantability or fitness for any particular purpose, title, or non-infringement, and any such other representations or warranties are hereby expressly disclaimed.

5.  POST-CLOSING COVENANTS.  The Parties agree as follows with respect to the period following the Closing.

(a)  General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Seller Entities acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating solely to the Company, provided that the Seller Entities may retain copies of such documents, books, records, agreements, and financial data to the extent necessary to perform its obligations under Section 5(j) hereof. The Buyer agrees to provide the Seller Entities with reasonable access to all documents, books and records of the Company for purposes of the preparation of the Closing Date Balance Sheet and any Tax Returns by the Seller Entities after the Closing and for any other reasonable purpose.

(b)  Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, other than a Shared Claim, each of the other Parties will cooperate with such Party, its Affiliates and their counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

(c)  Transition. Except as otherwise provided herein, the Seller Entities will refer all customer inquiries relating to the Company to the Buyer from and after the Closing.

(d)  Collective Bargaining Agreements and Related Obligations. Effective as of the Closing Date, the Buyer shall cause the Company to take all actions necessary for it, and the Company, to be a successor employer and to assume all liabilities under the Collective Bargaining Agreements, to continue to contribute to all Union Benefit Plans and to comply with the terms of such agreements.

(e)  Employee Benefit Plans.

(i) Except as set forth below in this Section 5(e), the Buyer will cause the Company to continue to employ the non-union employees of ABW as of the Closing Date (the “Non-Union Transferred Employees”) and the collectively bargained employees of ABW (the “Union Transferred Employees” and together with the Non-Union Transferred Employees, the “Transferred Employees”), with the understanding that such employment shall be “at will” for all employees other than those with employment agreements set forth in Section 4(m)(vii) of the Disclosure Schedule and other than as may be required by the terms of any Collective Bargaining Agreement. The Buyer and the Company will use reasonable best efforts to enroll or cause the enrollment of all Non-Union Transferred Employees in the I E Shaffer 102 Health Plan. To the extent that the Collective Bargaining Agreements contain provisions pertaining to employee benefits, the Company shall provide the Union Transferred Employees with benefits that are identical to those required to be provided under the terms of such Collective Bargaining Agreements, as the same shall be amended from time to time. To the extent that the Employee Benefit Plans of the Company shall by their terms allow or to the extent required by any Collective Bargaining Agreement with respect to the Union Transferred Employees, the Buyer shall cause the Company to treat all service and compensation credited to each such Transferred Employee with the Seller and its Affiliates as if such service and compensation had been rendered to, and paid by, the Company for all purposes under the Company’s benefit plans, arrangements, and policies. The Buyer shall cause the Company to assume responsibility for the vacation time and sick leave benefits due to the Transferred Employees as of the Closing Date that are dedicated to the Seller Projects, provided, however, that such costs may be deemed costs to complete the Seller Projects.

(ii) The Seller shall be responsible and liable for the expense of all workers’ compensation claims that arise out of any injury sustained by an employee of the Company prior to the Closing Date. The Buyer or the Company shall be liable for the expense of all other workers’ compensation claims incurred on or after the Closing Date.

(iii) The Seller shall, subject to the consummation of the transactions contemplated by this Agreement, take whatever action is reasonably necessary or appropriate to terminate as of the Closing Date (except as otherwise set forth in this Agreement), the participation of the Company with respect to the Transferred Employees in all Employee Benefit Plans of the Seller Entities.

(iv) Effective as of the Closing Date, the Transferred Employees shall no longer make contributions or receive matching contributions in the Seller’s 401(k) Plan (the “Seller 401(k) Plan”), and Seller shall have taken all such action prior to the Closing Date as may be reasonably required to achieve this result. Each Transferred Employee shall, as of the Closing Date, become fully vested in his or her account balance under the Seller’s 401(k) Plan.

(v) Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments, deductibles, and out-of-pocket maximums to the extent satisfied by the Transferred Employees during the plan year in which the Closing Date occurs and to the extent required in any Collective Bargaining Agreement.

(f)  Confidentiality. The Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any such Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or the Seller Entities, as the case may be, or destroy (and certify the destruction in writing), at the request and option of the Buyer or the Seller Entities, as applicable, all tangible embodiments (and all notes, summaries and copies) of such Confidential Information which are in its possession. In the event that any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party, that Party will notify the applicable Party promptly of the request or requirement so that the applicable Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5(f). If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request of the applicable Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the applicable Party shall designate.

(g)  Access to Information. In addition to any other information or audit rights hereunder, for a period of six (6) years after the Closing Date, upon reasonable notice, the Parties agree to furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information (including records pertinent to the Company) and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the valuation of any claim for indemnification under Section 7 hereof, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Party or Parties furnishing cooperation; provided further, however, that the Party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the Party or Parties furnishing cooperation.

(h)  Nonassignable Contracts and Permits. To the extent that any contract or permit (including any consent, approval or authorization of any governmental authority) for which assignment to the Buyer is provided for in this Agreement is not assignable without the consent of another Person, including an applicable governmental authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller Entities and the Buyer shall continue to use their commercially reasonable efforts to obtain the consent of such other Person to the assignment of any such contract or permit to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Seller Entities and the Buyer shall cooperate with each other in any reasonable arrangement designed to provide the Buyer with the benefits under any such contract or permit to the extent lawful and the Buyer shall be obligated to perform the obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

(i)  Surety Bonds. The Seller Entities shall be responsible for payment to each surety with respect to the obligations of each of the Seller Entities, the Company and each of their respective Affiliates, under all surety bonds in respect of the Seller Projects only (“Bonds”). If, after the Closing Date, the Buyer or the Company requests or seeks a change order with respect to a Seller Project, and such change order is not a Required Change Order, then Buyer and the Company shall either (i) cause the owner or general contractor for such Seller Project to open a new project or job directly with the Buyer or the Company and such project or job shall be deemed a Buyer Project for all purposes hereunder, or (ii) abandon such change order. The Buyer shall be responsible for payment to each surety with respect to the Company's obligations under all surety bonds in respect of the Buyer Projects.

       (j)   Shared Claims. From and after the Closing Date, the Seller shall be responsible for managing and pursuing Shared Claims in Seller's sole discretion. The Seller shall be responsible for all legal expenses, fees, project management costs or consulting costs incurred by it arising from such Shared Claims. The Buyer shall not incur, nor permit the Company to incur, any expenses relating to such Shared Claims without the prior written consent of the Seller. If, after the Closing Date, the Buyer or the Company desires to initiate a project construction claim, action, suit, proceeding, charge or complaint against a general contractor, construction manager, owner or other Third Party with respect to a Seller Project, then prior to taking any action with respect thereto, Buyer shall discuss the merits of such claim, action, suit, proceeding, charge or complaint with Parent. Parent shall determine in its sole discretion whether to pursue such claim, action, suit, proceeding, charge or complaint and shall consider in good faith Buyer's recommendations, including Buyer's evaluation of the merits and selection of counsel. If any such claim, action, suit, proceeding, charge or complaint is initiated by Seller or the Parent, then such claim, action, suit, proceeding, charge or complaint shall be deemed a Shared Claim for all purposes hereunder. The Buyer hereby agrees to cooperate with the Seller and the Seller Entities and their counsel, make available their personnel (including the personnel of ABW) and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the pursuit of any Shared Claim. The Seller may pursue, settle or abandon any Shared Claim in its sole discretion. Any proceeds or settlement of a Shared Claim shall be allocated as follows: (a) until such time as the Shared Claims Recovery Amount plus the Project Savings equals $4,000,000 and Parent/Seller has received any and all amounts of the Shared Claims Recovery Amount and the Project Savings to which it is entitled under this Agreement, one hundred percent (100%) to the Parent/Seller, and (b) at all times thereafter, in accordance with Section 5(l) below. The Parties hereby acknowledge that Seller shall be entitled to first recover all expenses incurred by the Company and the Seller Entities in connection with all Shared Claims. If, after the Closing Date, the Buyer proposes to pursue or initiate a claim with respect to a Seller Project against a Third Party, and the Seller or Parent declines to pursue or initiate such claim, then the Buyer may cause the Company to file such a claim in the name of the Company, provided that (i) the Buyer and the Company agree to indemnify and hold the Seller and Parent harmless from any and all costs, losses, expenses, attorneys fees and counterclaims arising therefrom, (ii) any amounts collected from such Third Party are divided equally between the Buyer and the Parent and are not be deemed to be a part of the Shared Claims Recovery Amount, and (iii) the Buyer's or Company's costs with respect to such claim are not a Reimbursable Expense (as defined in Exhibit B).

(k) Project Savings. Attached hereto as Exhibit A is an estimated budget agreed upon by the Parties of the cost to complete each of the Seller Projects (the "Approved Budget"). The Approved Budget shall be used by the Parties to monitor the progress of the work on the Seller Projects. If a Required Change Order is issued after the date hereof, then the Approved Budget shall be adjusted to reflect such Required Change Order. Upon completion of all of the Seller Projects, which is expected to occur in the fourth quarter of calendar year 2007, the Buyer shall provide the Seller Entities with the customary documentation of all costs to complete the Seller Projects. Such documentation and costs shall be subject to the audit program set forth in Section 5(q) and the Seller Entities' audit rights set forth in Exhibit C. If all of the Seller Projects are completed at a cost of less than the amount that is provided for in the Approved Budget, then such savings (the "Project Savings") shall be shared by the Buyer and the Parent and allocated as follows: (a) until such time as the Shared Claims Recovery Amount plus the Project Savings equals $4,000,000 and Parent/Seller has received any and all amounts of the Shared Claims Recovery Amount and the Project Savings to which it is entitled under this Agreement, one hundred percent (100%) to the Parent/Seller, and (b) at all times thereafter, in accordance with Section 5(l) below.

(l) Gains Sharing. Subject to Sections 5(j) and (k), the Shared Claims Recovery Amount and the Project Savings shall be shared. From and after the date that the Shared Claims Recovery Amount plus the Project Savings equals $4,000,000 and the Parent/Seller has received any and all amounts of the Shared Claims Recovery Amount and the Project Savings to which it is entitled under this Agreement, the Shared Claims Recovery Amount and the Project Savings shall be shares at a rate of 50% to the Parent/Seller and 50% to the Buyer. The portion of the Shared Claims Recovery Amount that is required to be paid, if any, to the Parent/Seller (if ABW or the Buyer receives the recovery or settlement) and the Buyer (if Parent receives the recovery or settlement) with respect to any Shared Claim shall be distributed by the receiving party within thirty (30) days after such party receives such Shared Claims Recovery Amount. The portion of the Project Savings payable to the Parent/Seller hereunder shall be distributed by the Buyer within fifteen days following the Parent's verification of the Project Savings as provided in Section 5(k) above, but no later than March 1, 2008, or such later date as the Buyer and the Parent may mutually agree in writing. No Project Savings shall be distributed, although earned, if the funds to pay such distribution have not been received by the Company or the Buyer from an owner, general contractor or other Third Party with respect to the Seller Projects.

(m) Accounts Receivables and Retention Balances.

(i) Management of the collection of the accounts receivable and retention balances for the Seller Projects shall be the sole responsibility of the Buyer. The Buyer does not warrant or guaranty the collection of any such amounts. The Buyer, through itself or through the Company after the Closing, shall, acting solely as agent for Seller, use commercially reasonable and lawful efforts to collect all accounts receivables and retention balances for the Seller Projects. For purposes of this Section 5(m), commercially reasonable efforts means exerting such effort and employing such resources as would normally be exerted or employed by an electrical contractor within the construction industry, taking into account the size of the receivable or balance, when utilizing reasonable business judgment in order to collect such amount as quickly as is reasonably possible, but in no event less than the efforts expended by Buyer in connection with the collection of its own accounts receivable. All amounts received upon collection shall be deposited into the Imprest Account and subject to the terms and conditions of Exhibit B attached hereto. Neither the Company nor the Buyer will commingle any amounts collected under this Section 5(m) with any other funds of the Buyer or the Company, including any amounts collected with respect to Buyer Projects Any such amounts deposited in the Imprest Account shall be applied to Seller Project costs on a first in first out basis whereby deposited funds shall be used to satisfy the Seller Project obligations that are first due.

(ii) The Buyer and the Company shall not incur legal expenses or engage a Third Party to collect accounts receivables or retention balances without first obtaining the prior written approval of the Seller or the Parent. The Buyer or the Company shall identify the Third Party to be engaged for such purpose, including any legal counsel, and the Parent shall consent in writing to the terms of any such engagement. Upon obtaining such consent and approval, the Parent shall be responsible for the costs of such Third Party. The Buyer and the Company shall not settle, write off or write down any outstanding amount at less than stated value or offer any type of discount without first obtaining the prior written approval of the Seller or the Parent.

(iii) In no event shall the Buyer (A) induce or influence any account-debtor to refrain from making any payments to the Seller or to make payments to the Buyer or the Company prior to making payments to the Seller, (B) compromise, release or modify any account such that any payments to the Seller thereunder are reduced or jeopardized, or (3) otherwise adversely effect the Seller’s rights to proceeds from the accounts.

(iv) Seller shall be responsible for any and all income taxes on accounts receivable and retention balances collected by the Buyer or the Company on behalf of the Seller with respect to Seller Projects.

(v) The Seller agrees that as the Company collects the accounts receivable and deposits them in the Imprest Account, that the liability of the Company to the Seller for such accounts receivable will be reduced, released and waived on a dollar- for- dollar basis. The Company shall have no liability to the Seller for any account receivable if it is not collected and all accounts receivable not collected on or prior to March 31, 2008 will be transferred and assigned to the Seller and all liability of the Company to the Seller as to such accounts receivable are then deemed waived, released and discharged as among the Buyer, the Company and the Seller. If the Parent desires to engage the Buyer or the Company to continue to collect such accounts receivable, the Parent and the Buyer shall negotiate the terms of such collection efforts in good faith. Security and bid deposits as of the Company as of the Closing Date shall be treated in the same manner as accounts receivable in this Section 5(m).

(n) Reporting; Meetings; Full Access. The Buyer acknowledges the Seller's financial obligations with respect to the Seller Projects and the Seller's interest in monitoring the Seller Projects after the Closing Date. The Buyer therefore agrees to implement the following processes and to grant the Seller Entities the following rights with respect to the Seller Projects:

(i) The Buyer will permit Representatives of the Seller Entities to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Buyer and relating to the Seller Projects; provided, however, that (i) neither the Seller Entities, its Affiliates, or any of their respective Representatives shall, directly or indirectly, contact any employee, vendor or customer of the Buyer without the prior written consent of the Buyer, and (ii) in granting such access, the Buyer shall not be required to take any action that would constitute a waiver of any legal privilege.

(ii) The Buyer shall deliver to the Seller its monthly cost and project reports for the immediately preceding month and any other documentation, books or records reasonably requested by the Seller Entities for the purposes of monitoring the costs and expenses of the Seller Projects.

(iii) The Buyer and the Seller shall meet at least once per calendar quarter during the period that any Seller Project is in progress to discuss the status of the Seller Projects. Such meeting shall be held in person or via telephone conference at a time and a place mutually agreed upon by the Buyer and the Seller. The Buyer hereby agrees to cooperate with the Seller Entities in good faith and give the Seller Entities an opportunity to advise and consult with respect to such Seller Projects for the purpose of managing costs and expenses.

(o) Inventory. The Company and Buyer shall not use Inventory for any purpose other than to perform the Seller Projects. The Company and the Buyer may not include any Inventory used for a Seller Project as a Reimbursable Expense (as defined in Exhibit B). Notwithstanding the foregoing, from and after June 30, 2007, Buyer and the Company shall use reasonable best efforts to contact three electrical supply houses to sell all remaining Inventory in arms length transactions at the highest commercial value offered by such houses. The purchase price for any such Inventory shall be deposited into the Imprest Account.

(p) Real Property Leases. Except as set forth in this Section 5(p), the Seller shall be responsible for the real property leases (including all operating costs of such real property, to the extent required by the terms of such real property lease and if not contained in the rental) set forth in Section 4(k)(ii) of the Disclosure Schedule. The Seller shall use reasonable efforts to enter into an agreement with the landlord for the real property located at 130 Algonquin Parkway, Whippany, NJ (the "Whippany Property") whereby the Whippany Property will be subleased or the lease for such property terminated. No later than January 31, 2007, the Seller shall notify the Buyer if it has entered into such agreement and whether the Buyer and the Company must vacate the Whippany Property and if so, state the date by which the Company and the Buyer must so vacate. The date of vacation shall not be prior to December 31, 2007, unless the Parent and the Buyer shall otherwise agree in writing to an earlier date. If the Seller does not instruct the Company to vacate the Whippany Property , the Company and the Buyer may use such property, to the extent permitted by the landlord, solely for purposes of performing its obligations under this Agreement, including performance of the Seller Projects. Upon completion of the Seller Projects, the Company and the Buyer shall promptly vacate the Whippany Property unless otherwise agreed by the Parent. The Seller will maintain and pay the premiums for any and all insurance covering the Whippany Property and the property located at 5C South Gold Drive, Robinsville, NJ, in the same amounts and types as the Company maintained prior to the Closing Date with respect to such property.

(q) MLK Project. Since January 1, 2006, there has been no activity by the Company on the project known as the Martine Luther King/Jefferson Elementary School project ("MLK") and the Seller considers such project abandoned. During the period commencing on the date hereof and ending on December 31, 2007, the Seller shall use commercially reasonable efforts to obtain written acknowledgement by the owner or the general contractor for such project that the Company is not required to perform any work thereon and that such project has been abandoned. If at any time after the date hereof, the Company is notified that it must perform its obligations under that certain contract between Turner Construction Corporation and Briteway Electrical Contractors, Inc, dated February, 2004, for the performance of electrical construction services with respect to MLK, the Buyer and the Company shall promptly consult with the Parent and the Buyer and the Parent shall determine a course of action in good faith. The Buyer and the Parent shall agree to either perform the work under such contract or notify the owner or general contractor, as the case may be, that such project has been abandoned and that the Company will not perform such work. If the Parties agree to perform such work, then the Buyer and the Seller shall agree on the terms in which such project shall be completed. Such terms shall be substantially similar to the terms set forth in this Agreement, including without limitation, creation of an imprest account, funding of expenses by the Parent, payment of an appropriate fee to the Buyer and performance of the work by the Buyer or the Company. If any action, suit, claim or proceeding is initiated in connection with the MLK, the Parent shall control such action, suit, claim or proceeding and be responsible for the costs associated therewith. If MLK must be performed, the budget for the Seller Projects shall be increased to include the costs of performing MLK.

(r) Seller Projects. Section 1(c) of the Disclosure Schedule contains a complete list of the Seller Projects. If subsequent to the date of Closing, one or more other projects of the Company not contained on the list set forth in the Disclosure Schedule, but which are or were projects in existence prior to the date of the Closing, are discovered, then those projects shall be added to the list of Seller Projects. The Parties acknowledge that the budgets and estimates of the costs to complete the Seller Projects as set forth in the Disclosure Schedule are subject to increases as provided in this Agreement. Subject to Buyer's and the Company's compliance with the terms of this Agreement after the date hereof, the Seller agrees that if the costs of the completion of the Seller Projects exceeds the amounts set forth in the Disclosure Schedule, the Seller shall pay such excess amount in accordance with the terms and conditions of this Agreement.

(s) Buyer Performance. Each of the Buyer and the Company shall use its best efforts to complete the Seller Projects on schedule, on or prior to December 31, 2007, within the Approved Budget, using the methods accepted by licensed professional electricians and in a workmanlike manner consistent with industry practices and in accordance with the applicable construction contract, as amended from time to time. The Buyer shall be solely responsible for all Buyer Projects, including all financial, performance and indemnification obligations relating thereto. The Buyer or the Company may engage a construction manager to assist in the completion of the Seller Projects, who may be an Affiliate of the Buyer; provided, however, in no event shall such engagement relieve the Buyer or the Company of any of its obligations to the Seller Entities under this Agreement; and provided, further, however, that the cost of any such construction manager's fee is included in the construction management fee of $3,300,000 set forth on Exhibit B. If the Seller Projects are not completed on or prior to December 31, 2007, the Buyer and the Parent shall negotiate in good faith a revised schedule of completion and the manner in which the Seller Projects will be financed and completed.

(t) Audit Program. The Parties hereto shall comply with the terms and provisions of the audit program set forth on Exhibit C attached hereto. The Buyer and the Company do not warrant to the Seller that the Seller Projects will be completed at the costs set forth in Section 1(c) of the Disclosure Schedule and, subject to the terms and conditions of this Agreement, the Buyer and the Company shall have no liability for cost overruns on such projects.

6.  CONDITIONS TO OBLIGATION TO CLOSE.

(a)  Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date which need only be true and correct as of such date) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Affect;

(ii) the Seller Entities shall have performed and complied in all material respects with all of the covenants of the Seller Entities hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Seller Entities shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6(a)(i) and (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding (other than any action, suit or proceeding to which Section 5(b) refers or relates, or any Shared Claim) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of the Buyer to own the Company Shares and to control the Company, or (D) materially and adversely affect the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties and the Company shall have received all of the authorizations, consents, and approvals of third parties as set forth in Exhibit D (collectively, the “Requisite Consents”); provided, however, that the foregoing condition to the obligation of the Buyer shall not apply to any failure to obtain any such authorization, consent or approval that arises from the Buyer’s breach of any representation, warranty or covenant hereunder or the Buyer’s withdrawal of its application for any such authorization, consent or approval;

(vi)  the Seller shall have delivered to the Buyer on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code;

(vii) the Buyer will have received (A) UCC, judgment lien and tax lien searches with respect to the Company, the results of which indicate no liens on the assets of the Company other than those acceptable to the Buyer in its reasonable discretion, and (B) evidence that the Security Agreement and the Bank Guarantee have been terminated;

(viii) the Buyer shall have received the current updated corporate record book, including without limitation, bylaws, stock transfer ledger, minutes, resolutions, consents, and all other corporate documents of the Company;

(ix) the Construction Management Agreement shall have been terminated on terms mutually agreeable by the Buyer and the Seller, and the parties shall have executed mutual releases in connection with such termination; and

(x)  all actions to be taken by the Seller Entities in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes and delivers a writing so stating at or prior to the Closing.

(b)  Conditions to Obligation of the Seller. The obligation of the Seller Entities to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied in all material respects with all of the covenants of the Buyer hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Buyer shall have delivered to the Seller Entities a certificate to the effect that each of the conditions specified above in Sections 6(b)(i) and (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding (other than any action, suit or proceeding to which Section 5(b) refers or relates, or any Shared Claim) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties and the Company shall have received all of the Requisite Consents;

(vi) the Construction Management Agreement shall have been terminated on terms mutually agreeable by the Buyer and the Seller, and the parties shall have executed mutual releases in connection with such termination; and

(vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller Entities.

The Seller Entities may waive any condition specified in this Section 6(b) if they execute and deliver a writing so stating at or prior to the Closing.

7.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a)  Survival. Unless otherwise specifically provided herein, all of the covenants, representations and warranties of the Seller Entities contained in this Agreement shall survive the Closing and continue in full force and effect for a period of six (6) years thereafter; provided, however, that (i) the representations and warranties contained in Sections 4(a), 4(b), 4(d), 4(e), 4(j), 4(r) and 4(s) shall continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitation with respect to such matters. The covenants, representations and warranties of the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of six (6) years thereafter. This Section 7 shall survive so long as any covenant, representation, warranty or indemnification obligation of any Party survives hereunder.

(b)  Indemnification Provisions for Benefit of the Buyer.

(i) Subject to the limitations contained in this Section 7, after Closing the Seller Entities hereby jointly and severally agree, to the fullest extent permitted by law, to indemnify the Buyer and its officers and directors, shareholders and Affiliates against, and hold them harmless from, all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses and expenses of experts, other than punitive damages, lost profit, or consequential, special or incidental damages (a “Loss”), suffered or incurred by any such indemnified party and caused by, resulting from, or based upon or arising out of the following circumstances and events: (A) any breach of any representation or warranty of the Seller Entities contained in this Agreement, (B) any breach of any covenant of the Seller Entities contained in this Agreement which by its terms requires performance after the Closing Date, (C) any Income Taxes of the Company attributable to taxable periods ending prior to or on the Closing Date, including liabilities of the Company under consolidated, combined or unitary income or franchise Tax Returns and liabilities related to the Tax Returns of the Seller Entities, but excluding any Taxes for which there is an adequate accrual or reserve on the Closing Date Balance Sheet or any Taxes attributable to transactions not in the Ordinary Course of Business occurring after the Closing which are effectuated or initiated by the Buyer or the Company, (D) Taxes related to the Overlap Period to the extent allocable to the period ending on the Closing Date as set forth in Section 7(c), (E) any product sold or any services performed by the Company prior to the Closing Date, (F), any Third Party Claim relating to wages or other compensation of any current or former Employees of ABW, any Employee Benefit Plan or any Environmental, Safety or Health Requirement, in each case arising from events that occurred prior to the Closing Date, (G) any year-end adjustment to the Most Recent Financial Statements greater than $10,000 (and only to the extent of such excess), (H) claims and counterclaims initiated against the Buyer with respect to a Shared Claim, and (I) any act of fraud, intentional tort or willful misconduct by any Seller Entity or the Company prior to the Closing.

(ii) The Buyer acknowledges and agrees that neither the Seller Entities nor any of their Affiliates shall have any liability under any provision of this Agreement for any Loss to the extent that such Loss directly results from the willful misconduct, negligence or fraud of the Buyer or the Company.

(c)  Indemnification Provisions for Benefit of the Seller Entities and their Affiliates. Subject to the limitations contained in this Section 7, after the Closing, the Buyer and the Company, jointly and severally, shall (only as to post Closing occurrences), indemnify the Parent, the Seller and their respective officers, directors, shareholders and Affiliates against, and hold them harmless from, any Loss suffered or incurred by any such indemnified party caused by, resulting from, arising out of, or relating to (i) any breach of any representation or warranty of the Buyer or the Company contained in this Agreement, (ii) any breach of any covenant of the Buyer or the Company (only as to post Closing occurrences) contained in this Agreement which by its terms requires performance after the Closing Date, (iii) any claim, proceeding or suit which relates to actions taken by the Buyer or the Company at any time after the Closing with regard to the employment of the Company's employees; (v) the operation of the business of the Company and the ownership of the assets of the Company following the Closing Date, including the Buyer's performance of the Seller Projects or the Buyer Projects; (vi) conduct arising or occurring subsequent to the Closing Date whereby the Company violated any Laws relating to employee benefit plans and the fiduciary responsibilities of an employer thereunder; and (vii) any Tax attributable to (A) the Taxable periods that begin after the Closing Date, (B) the portion of any Tax attributable to the Overlap Period to the extent allocable to the period commencing after the Closing Date as set forth in Section 7(c) and (C) any Tax periods that end on or before the Closing Date if such Tax is attributable to transactions not in the Ordinary Course of Business occurring after the Closing Date which are effectuated or initiated by the Buyer or the Company.

(d)  Limitations.

(i) From and after December 31, 2007, the Seller Entities shall not be liable under Section 7 for Losses hereunder unless the aggregate of all Losses for which the Seller Entities would, but for this Section 7(d), be liable on a cumulative basis is an amount in excess of $10,000, and in such event, indemnification shall be made by the Seller Entities in the amount of such excess. After the date hereof but prior to December 31, 2007, the Seller Entities shall be liable, to the extent permitted under this Article 7, including for Losses less than $10,000.

(ii) Absent fraud or knowing and intentional material misrepresentations, the aggregate amount payable by the Seller Entities to the Buyer and the Company under this Agreement, including pursuant to Section 7(b) above, shall not exceed the cost to complete the Seller Projects plus $4,000,000.

(e)  Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Section 7 shall be net of (i) in the case of Section 7(b), any accruals or reserves on the Closing Date Balance Sheet, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such source named in clauses (i), (ii) and (iii), a “Collateral Source”), and (iv) the fees, costs and expenses of defending or pursuing any claim against a Collateral Source. If the amount to be netted hereunder from any payment required under Sections 7(b) or 7(c) is determined after payment by the indemnifying party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 7, the Indemnified Party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Section 7 had such determination been made at the time of such payment, along with the fees, costs and expenses, if any, of pursuing such claim. Unless prohibited by law, the Parties agree that any indemnification payment made hereunder shall be treated as an adjustment to the Purchase Price.

(f)  Termination of Indemnification. The obligations to indemnify and hold harmless a Person pursuant to Section 7(b) and Section 7(c), shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 7(a); provided, however, that as to clauses (b) and (c) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Party providing the indemnification; and provided, further, that any such claim shall be deemed to have been withdrawn and waived one year after being made, unless (A) court proceedings shall have commenced with respect to such claim within such one (1) year period, or (B) such claim shall have been waived or satisfied within such one year period.

(g)  Procedures Relating to Indemnification. A Party seeking indemnification pursuant to Section 7(b) or Section 7(c), (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within twenty (20) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume and control the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, (a) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (b) the Indemnifying Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned, unless such settlement or judgment involves only the payment of money damages by the Indemnifying Party and does not involve an injunction or other equitable relief that may affect an Indemnified Party and includes an unconditional release of the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case maybe, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(h)  Exclusive Remedy. Each of the Parties hereto agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the

Company, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, shall be pursuant to the indemnification provisions contained in this Section 7.

(i)  Collateral Sources. Indemnification for any claims under this Section 7 shall not be available to any Indemnified Party unless such Indemnified Party uses commercially reasonable efforts to seek recovery from any Collateral Source for such claim before making any claim for indemnification by the Indemnifying Party. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source if the Indemnifying Party has first fully satisfied the claim by the Indemnified Party. In the event of such assignment, the Indemnifying Party will pursue such claim at its own expense.

(j)  Mitigation.

Notwithstanding any other provision of this Agreement to the contrary, any Indemnified Party shall use commercially reasonable efforts to mitigate all Losses, relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Party’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due, and the Indemnifying Party shall, to the extent that an Indemnified Party’s Loss exceeds the amounts described in Section 7(d)(i), reimburse the Indemnified Party for its reasonable expenditures (except for any portion of the wages, salary, benefits, overhead or other costs attributable to the Indemnified Party and its officers, directors, employees, agents) in undertaking the mitigation and shall, to such extent, take such expenses into account in calculating the aggregate amount of the liability of the Seller Entities for the Buyer’s indemnifiable Losses or the Buyer’s liability for the indemnifiable Losses of the Seller Entities, as the case may be.

8.  TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller Entities for certain tax matters following the Closing Date:

(a)  Consolidated Return. The Seller Entities shall cause the Company to be included in the consolidated Income Tax Returns of the Seller Entities for all periods ending on or prior to the Closing Date for which the Company is required to be so included and the Seller Entities shall cause to be prepared and timely filed any other federal, state, foreign or local Income Tax Return required or permitted to be filed by the Company for all periods ending on or prior to the Closing Date. Any such Income Tax Returns that include periods ending on or before the Closing Date shall, insofar as they relate to the Company, be on a basis consistent with the last previous such Tax Returns filed with respect to the Company, unless the Buyer or the Seller Entities conclude that there is no reasonable basis for such position under applicable law. Neither the Seller Entities nor the Company (prior to the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to the Company without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Neither the Buyer nor the Company (after the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to any period ending on or before the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)  Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company other than Income Tax Returns for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. The Buyer shall provide the Seller Entities with a draft of each such Tax Return described in the preceding sentence at least thirty (30) days prior to the due date for filing such Tax Return. At least fifteen (15) days prior to the due date for the filing of such Tax Return, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Return. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the Company with respect to such items unless otherwise required by law. The Seller Entities shall pay such Taxes of the Company with respect to such periods within fifteen (15) days after demand by the Buyer or the Company of such Taxes to the extent such Taxes are not reserved on the Closing Date Balance Sheet.

(c)  Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (the “Overlap Period”), and the Buyer shall timely pay, or cause to be paid, all Taxes shown as due on any such Tax Returns. The Buyer shall provide the Seller Entities with a draft of each such Overlap Period Tax Return at least thirty (30) days prior to the due date for filing such Tax Return. At least fifteen (15) days prior to the due date for the filing of such Tax Return, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Return. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the Company with respect to such items unless otherwise required by law. The Seller Entities shall pay directly upon demand from the Buyer with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reserved on the Closing Date Balance Sheet. For purposes of this Section 8, in the case of any Taxes that are imposed on a periodic basis and are payable for an Overlap Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes or sales and use Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to Income Tax or sales and use Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(d)  Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller Entities, and the Buyer shall pay over to the Seller Entities any such refund or the amount of any such credit within thirty (30) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Taxing Authority to the Buyer or the Company of any amount accrued on the Closing Balance Sheet, the Buyer shall pay such amount to the Seller Entities within thirty (30) days after receipt or entitlement thereto.

(e)  Cooperation on Tax Matters.

(i) The Buyer and the Seller Entities shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller Entities, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, the Buyer or the Seller Entities, as the case may be, shall allow the other party to take possession of such books and records.

(ii) The Buyer and the Seller Entities further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Buyer and the Seller Entities further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(f)  Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (including any state gains tax, transfer tax and any similar tax imposed in any state or subdivision), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)  Representation.

(i) The Seller Entities shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof ending on or prior to the Closing Date. Following the Closing, in the event of an audit of any Tax Return of the Seller Entities or with respect to which either of the Seller Entities has any liability, the Buyer shall promptly notify the Seller Entities of such audit and the Buyer shall execute, or cause the Company to execute, powers of attorney under applicable laws authorizing the designated representative of the Seller Entities to represent the Company with respect thereto. The Buyer shall make available or shall cause the Company to make available to the Seller Entities, at the expense of the Seller Entities, any and all books and records of the Company and other documents requested by the Seller Entities and shall make available employees of the Company reasonably necessary to enable the Seller Entities to defend any audit or other proceeding with respect to any such Tax Returns.

(ii) The Seller Entities shall not enter into any settlement of or otherwise compromise any Tax matter that materially affects or may materially affect the Tax liability of the Buyer or the Company for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller Entities shall use commercially reasonable efforts to keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax matter. The Seller Entities shall allow the Buyer, at its sole expense, to make comments to the representative of the Seller Entities, regarding the conduct of or positions taken in any such proceeding, and consider such comments in good faith.

(iii) Except as otherwise provided above, the Buyer shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods ending after the Closing Date; provided, however, that the Buyer shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date and shall not amend any Tax Return with respect to any period ending on or prior to the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(i)  Confidentiality. Any information obtained under this Section 8 shall be kept confidential in accordance with Section 5(f), except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or right to a refund, conducting or defending any audit or other proceeding with respect to Taxes or otherwise effectuating the terms of this Agreement.

9.  MISCELLANEOUS.

(a)  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, prior to the Closing, without the prior written approval of the Buyer and the Seller Entities; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(b)  No Third-Party Beneficiaries. Except as provided by Sections 7(b) and 7(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement. This Agreement (including the documents referred to herein), together with the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms until the Closing, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The

Construction Management Agreement be and hereby is terminated and of no further force or effect, and neither party thereto shall have any rights or obligations thereunder to the other party.

(d)  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller Entities.

(e)  Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

(f)  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notices or payments required to be delivered to the Seller Entities after the Closing shall be delivered to the Parent and any consent or approval required to be sought of the Seller Entities after the Closing shall be sought of and given by the Parent. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Parent or the Seller:	Copy to (which shall not constitute notice):

UIL Holdings Corporation	Wiggin and Dana LLP
157 Church Street	400 Atlantic Street
New Haven, CT 06510	Stamford, CT 06901
Attn: Chief Financial Officer	Attn: William A. Perrone, Esq.

If to the Buyer:	Copy to (which shall not constitute notice):

SAIDS LLC	Goetz Fitzpatrick LLP
15 BIRCH LANE	One Penn Plaza - Suite 4401
SHORT HILLS, NJ	New York, NY 10119
Attn: Sandy Petrocelli, Jr.	Attn. Thomas S. Finnegan, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)  Venue. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN AND FOR THE SOUTHERN DISTRICT OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN AND FOR THE SOUTHERN DISTRICT OF NEW YORK.

(j)  Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k)  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller Entities. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)  Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n)  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.

(o)  Incorporation of Exhibits and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SAIDS LLC

By: /s/ Sandy Petrocelli, Jr.
Name: Sandy Petrocelli, Jr.
Title: Executive Vice President

UIL HOLDINGS CORPORATION

By: /s/ R.J. Nicholas
Name: R.J. Nicholas
Title: EVP & CFO

XCELECOM, INC.

By: /s/ John D. Conroy
Name: John D. Conroy
Title: President

ALLAN BRITEWAY ELECTRICAL
CONTRACTORS, INC., as a wholly owned
subsidiary of the Buyer

By: /s/ William M. Brown
Name: William M. Brown
Title: President

Exhibit A

Approved Budget

The Approved Budget is the Cost to Complete the Projects set forth in Section 1(c) of the Disclosure Schedule.

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Exhibit B

Construction Management Services

CONSTRUCTION MANAGEMENT SERVICES

From and after the Closing Date, the Company shall assume and be responsible for the performance of all obligations under Seller Projects, subject to the Seller's financial obligations to the Buyer relating to Seller Projects as described in this Exhibit B (the "Services"). Seller consents to the employment by the Company of a construction manager which is owned or controlled by a Person who is related to or affiliated with Persons that own the Buyer, provided that in no event shall any construction management fees be passed through to the Parent or the Seller Entities. The Company may pay such construction manager a fee, however such fee shall be paid by the Company from the fee of $3,300,000 set forth below. It is the intention of the Parties that the Seller shall pay for the costs of completing the Seller Projects in the manner described in the Agreement, including the exhibits thereto, but if additional funds are required, Seller shall be responsible to pay such increased costs, subject to the terms and conditions of this Agreement. Seller or Company shall be responsible to confirm that as of the date of the Closing all insurance for the Company is paid up until January 31, 2007 and that the Buyer has been named as an additional insured on those insurance policies.

FEES AND PAYMENTS

A. The Parent/Seller will pay the Buyer a construction management fee of $3,300,000 in consideration of the performance of the Services in the following manner:

Payment Date	Amount

January 2, 2007	$1,650,000
April 2, 2007	$825,000
July 2, 2007	$660,000
October 1, 2007	$165,000
Total:	$3,300,000

B. During the period in which Buyer or the Company are performing Services, five (5) business days prior to the last business day of each month, the Buyer shall notify the Parent of (i) the expected month-end balance in the Imprest Account (which includes collected accounts receivables), (b) the expected month-end balance in the Checking Account, (c) the estimated Reimbursable Expenses for the immediately following month based on the Approved Budget, and (d) the amount of funds to be deposited by the Parent in the Imprest Account. After the Closing Date, the Company shall pay the Seller Project costs through the Checking Account. On or around the first day of each month, the Company shall transfer funds from the Imprest Account to the Checking Account in an amount necessary to maintain the Checking Account minimum set forth in the table below. On or prior to the first business day of each month, the Parent/Seller shall transfer to the Imprest Account the funds requested by the Company that

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are necessary to meet the Imprest Account Minimum set forth below. In no event shall the Company transfer funds to the Checking Account in excess of the Approved Budget amount for such month without the prior written consent of the Parent. Any transfer of such excess amount shall be deemed a material breach of this Agreement.

During the term of this Agreement, the balances of the Imprest Account and the Checking Account shall be no less than the minimum amounts set forth below:

As of Date	Imprest Account	Checking Account	Total
January 1, 2007	$12,600,000	$4,774,695.28 which is the accounts payable, accrued expenses, taxes and liabilities of the Company as of December 31, 2006	$17,374,695.28
February 1, 2007	$8,000,000	$4,000,000	$12,000,000
March 1, 2007	$8,000,000	$4,000,000	$12,000,000
April 1, 2007	$8,000,000	$4,000,000	$12,000,000
May 1, 2007	$8,000,000	$3,000,000	$11,000,000
June 1, 2007	$6,000,000	$2,000,000	$8,000,000
July 1, 2007	$6,000,000	$2,000,000	$8,000,000
August 1, 2007	$4,000,000	$2,000,000	$6,000,000
September 1, 2007	$4,000,000	$1,000,000	$5,000,000
October 1, 2007	$2,000,000	$1,000,000	$3,000,000
November 1, 2007	$2,000,000	$1,000,000	$3,000,000
December 1, 2007	$2,000,000	$1,000,000	$3,000,000
December 31, 2007	$0	$0	$0

If for any reason the Seller Projects are completed and the Imprest Account or the Checking Account has an outstanding balance, such balance shall be promptly delivered to the Parent/Seller. It is the Seller's obligation to fund the costs to complete the Seller Projects and if additional funds are required in excess of the Approved Budget, the Seller agrees to provide such funding in accordance with, and subject to, the terms and conditions of the Agreement, including without limitation Section 5(r).

If the Seller Projects are not completed by December 31, 2007, the Buyer and the Parent shall negotiate in good faith and agree upon an updated schedule and the minimum balances for the Imprest Account and the Checking Account.

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C. For purposes of this Agreement, "Reimbursable Expenses" means the commercially reasonable expenses and costs actually paid or incurred by the Buyer or the Company to complete the Seller Projects of any nature whatsoever, including, but not limited to: (i) costs for field labor, direct costs, construction management fees and costs for communications (including telephone bills, telephone charges, cell phones, radios, faxes, stationery, postage, overnight courier services, duplicating services), travel expenses, any expenses of the field office, and any expenses otherwise incurred by the Buyer on account of the performance of the work on the Seller Projects not incurred as part of the general overhead of the construction management; (ii) all costs and expenses of the Buyer for all employees of the Buyer, all "consultants" of the Buyer, and other persons employed by the Buyer specifically for the purposes of the Seller Projects. This will include all wages, salaries and direct payments to the individuals, all payroll taxes, benefits programs, unemployment insurance, welfare funds, pensions, insurance, medical and dental or hospitalization benefits, vacation benefits, or other benefits, bonus payments, buyouts and salaries paid to or on account of the employee or "consultants," all payments for travel time and expenses paid to the employee or "consultants," all reasonable travel expenses of employees or "consultants" of the Buyer incurred in the discharge of duties connected with the performance of the Seller Projects; all supplies of whatever nature; tools, equipment and services required for the work, water, power and fuel, winter protection, blueprints, printing, photographs, field office supplies, stationery and similar items, rental of property for storage, field office and other purposes, royalties for patents that may be involved in the work; all federal, state, municipal or other taxes based upon labor performed and material furnished directly by the Buyer, including, but not limited to, general business, gross receipts, occupational of license taxes, fees for permits and licenses; state, municipal or other taxes imposed on the Buyer's fee that are based on factors other than net taxable income, and all premiums on insurance carried by the Buyer for construction of the Seller Projects; all reasonable counsel fees and legal expenses incurred by the Buyer in connection with any matter arising out of the performance of the Seller Projects; and (iii) all other reasonable and necessary expenses which the Buyer may incur in performing its work on the Seller Projects. The Parties agree that home/office allocation shall be apportioned in the following manner: (a) if Buyer or Company personnel are fully dedicated to and work directly on a Seller Project, then the cost of such personnel shall be included as a Reimbursable Expense; (b) if Buyer or Company personnel are not fully dedicated to a Seller Project but perform a function on behalf of the Company that is necessary or useful to the performance of such projects (e.g., accounting or finance), then the costs of such personnel shall be deemed a Reimbursable Expense in an amount equal to (1) the total cost of such person for such month, multiplied by (2) a fraction, the numerator of which is the actual cost of Seller Projects for such month and the denominator of which is the actual cost of Seller Projects for such month plus all other actual project costs of Buyer and its Affiliates for such month for which such personnel provide services.

D. In addition to the audit program set forth on Exhibit C, the Seller shall have the right to audit all Reimbursable Expenses and the Buyer shall make available its and the Company's books, records and personnel to the Seller and its representatives for such purpose upon reasonable notice and during normal business hours. The Seller shall not be required to make any reimbursement that it is contesting in good faith however, the Seller must pay to the Company, through funding of the Imprest Account, any portion or part of the reimbursement which the Seller does not dispute. In order to assure a mutual interest in a prompt resolution of any dispute, the Seller must deposit with an escrow agent acceptable to both parties an amount equal to all sums which the Seller disputes; with that money to remain in escrow until the dispute is resolved. If the parties cannot agree to an escrow agent at the time, the attorney for the Buyer shall act as escrow agent or may designate another New Jersey attorney to act as the escrow agent.

E. All funds deposited in the Imprest Account and the Checking Account shall be trust funds exclusively for the use of the payment for work, labor and services performed on the Seller Projects.

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AUDIT RIGHTS

In addition to the audit program set forth on Exhibit C, the Seller shall have the right to have an independent certified public accountant or other independent third party to examine the relevant books and records of the Company, the Buyer and their respective Affiliates, and to engage the personnel of the Company, the Buyer and their respective Affiliates, during normal business hours to verify that appropriate accounting and payments have been made with respect to the Seller. In the event a determination is made that the Seller has overpaid, the Buyer or the Company shall promptly pay to the Seller the amount by which the Company was overpaid along with interest at a rate of interest equal to one percent (1%) per month (or the highest rate permitted by law, if lower). The fees and expenses of the accountant or other third party performing any verification pursuant to this Exhibit A hall be paid by the Seller; provided, that, if a determination is made that Seller or the Parent overpaid by ten percent (10%) or more, then the Buyer and the Company shall promptly reimburse the Seller for the costs of such verification. If the Seller shall fail to pay the amounts necessary to complete the Seller Projects as set forth in this Agreement, then the Seller shall pay interest at a rate of interest equal to one percent (1%) per month (or the highest rate permitted by law, if lower) on all such overdue amounts until paid.

DISPUTES

Any dispute between the Buyer and the Seller shall first be referred to mediation within thirty (30) days of notice thereof to be held in the State of New York. If the parties cannot agree to a mediator or mediation process at that time, such mediation shall be held pursuant to the Construction Industry Rules of Mediation, as shall be published by the American Arbitration Association on the date the issue arises. The completion of that mediation by the parties shall be a condition precedent to any further action by either party under this Agreement relating to the Services. The foregoing shall not prohibit either Party from seeking equitable relief in a court of competent jurisdiction.

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Exhibit C

Audit Program

Audit Objectives
The audit objective is to ensure that the terms of the Agreement are being complied with in terms of:

a.	payments under the Agreement
b.	calculations of such payments
c.	gains sharing
d.	true-ups of estimated to actual cost
e.	propriety of Reimbursable Expenses
f.	approval of new work
g.	supporting records (accounting, personnel, etc) to substantiate project costs and other reimbursable costs
h.	handling of the Imprest Account and Checking Account
i.	maintenance of system of internal controls over financial reporting

Audit Program
1. Obtain the documentation of the agreed upon budgets for each project under the Agreement, including the Approved Budget, Work in Progress (WIP) schedule, Accounts Receivable, approved and pending change orders, claims, field work orders, work schedule, etc.

2. Ensure continuing access to the following data (daily, weekly, monthly, ad hoc):

a.	Payroll detail, including certified payroll
b.	Job site records including sign-in sheets and tool box meeting records
c.	A/R Aging
d.	Retainage report
e.	A/P Aging
f.	Bank reconciliation
g.	Job activity analysis report
h.	WIP schedule
i.	Purchase orders and invoices
j.	Records of collection activity
k.	Inventory records
l.	Claims, change orders (and pending change orders)
m.	Detailed records of estimates of manpower loading over the course of the project (need to retain historical information)

3. Monthly, select 6 projects for review. Include two jobs that are substantially complete, one that is 75 - 90% complete, and three that are less than 75%
   complete. These numbers may be adjusted over time. The selection should be a mix of jobs that are performing better than budget and those performing at or below budget.

4. For each job, substantiate the following:

a. Payroll
i. Trace the payroll detail from the JAA to the monthly WIP. Tie the appropriate detail to the certified payroll, where it exists.

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ii. Review the laborers to the time cards, and to attendance at meetings. Request the sign-in sheets from the general contractor, if appropriate.

iii. It is agreed that the costs of certain overhead personnel such as project managers, estimators, warehouse personnel, purchasing agents, office staff, and management and supervisory personnel may be charged to the job as direct labor.

iv. Verify that payroll costs are accrued.

v. Validate number of crew on job on a monthly basis to the man power loading estimates originally developed and question variances.

b. Materials
i. Trace the material costs to invoices, purchase orders, and receiving records for the proper job and job location. For materials received on the job, ensure they have been included in job costs.

ii. Identify materials already used on the job and stored materials. Determine whether the controls over stored materials are sufficient.

iii. Discuss with the project manager the materials that will not be used and how they will dispose - inventory, salvage, return to vendor, scrap, etc.

c. Physical Inspection
Walk certain job sites and be alert for:
condition, including completion status
number of laborers
materials, including stored materials, etc.
equipment, vehicles, etc. deployed on site

d. Subcontractor Costs
i. Review subcontractor agreements for scope, payment terms, etc. Determine the services rendered to date and the invoicing of those services.

ii. Verify receipt of lien waivers as payments are settled.

e. Other Direct Job Costs
i. Review other direct job costs such as trailers, trucks, construction equipment, tools and petty materials.

ii. As applicable, trace to cost records such as invoices or a schedule of charges, as appropriate.

iii. For vehicles and equipment, validate to records indicating location on the job site.

iv. For purchased tools, ascertain the handling of tools when they are no longer needed on the project.

5. For each project selected, review the handling of:
•	pending charge or change orders
•	charge and change orders
•	field work orders
•	back charges

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•	AIA documents
•	Retention
•	Job close outs

6. Review trends in Accounts Payable including:
•	payment to vendors on a timely basis
•	taking advantage of discounts, when offered
•	related party billings outside of the standard construction management payments
•	be sensitive of payments handled outside the purchase order process.

7. Review inventory trends and levels and perform test counts.

8. Obtain and review the Accounts Receivable aging report.

a.	Select customers and confirm A/R by project.
b.	Review application of payments using cash receipts report.
c.	For customers with balances over 90 days, obtain documentation around the collection process.

9. Payments to construction manager.

a.	gains sharing
b.	reimbursable expenses (in accordance with format selected, ensuring legitimacy of such items

10. Tie the basis for any payments under 9a to records such as WIP schedules/charges, signed documents, other supporting accounting records. Determine that this is done only on a “pay when paid” basis.

11. Review the handling of the imprest account. Verify that the estimates developed appear reasonable and are trued up to actuals on a timely basis.

12. Determine that records are being maintained in accordance with the record retention schedule.

13. Ensure that any new work is accounted for outside of this agreement.

14. Insurance coverages - identify any charges for insurance coverage from construction managers and determine that it covers only what is necessary under the agreement.

15. Hold regular meetings with the principals involved to discuss issues and progress made. This could include the CEO, CFO, Controller, Purchasing Manager, and key project managers.

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Exhibit D

Required Consents

Hanover Business Associates, L.L.C., as landlord for the property located in Whippany, New Jersey. Such consent shall not be obtained prior to the Closing. If the Company or the Buyer incur any cost or expense as a result of the failure of the Seller to deliver such consent, the Seller agrees that all such costs and expenses shall be a cost of Seller Projects.

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Annex A

Disclosure Schedule

[See attached]

122009.13
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